Exhibit 1.02

FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED SELLING AGREEMENT

This First Amendment (the “First Amendment”) to that certain Selling Agreement dated as of October 2, 2007, as amended and restated on November 16, 2007, and as amended and restated on November 5, 2008, by and among RJO GLOBAL TRUST (the “Trust”), R.J. O’BRIEN FUND MANAGEMENT, LLC (the “Managing Owner”), and R.J. O’BRIEN SECURITIES, LLC (the “Lead Selling Agent”) (as amended and restated, the “Selling Agreement”) is hereby made effective as of June 29, 2010.

WITNESSETH:

WHEREAS, the parties hereto have entered into the Selling Agreement to set forth the terms and conditions upon which the Lead Selling Agent acts as the principal selling agent of the Trust’s units of beneficial interest;

WHEREAS, the parties hereto desire to amend the Selling Agreement as set forth below;

NOW, THEREFORE, the Selling Agreement is amended as follows, such amendments to become effective immediately:

Section 3.  Offering and Sale of Units.

The following sentence is hereby added to Section 3(b):

“The Managing Owner will pay the Lead Selling Agent a one-time fee equal to 0.12% of each month’s new offering proceeds.”

Section 7.  Indemnification and Exculpation.

The reference to “Section 10(a)” in Section 7(b) is hereby amended to refer to “Section 10(b)”.

Section 10.  Termination.

Section 10 is hereby deleted and replaced with the following:

“(a)
This Agreement shall continue in effect for a period of one year from the date the Agreement was entered into unless otherwise terminated as set forth in this Section 10.  If this Agreement is not terminated upon the expiration of such one-year period, this Agreement shall automatically renew for an additional one-year period and shall continue to renew for additional one-year periods until this Agreement is otherwise terminated, as provided for herein.

(b)
This Agreement shall terminate on the earlier of (i) such date as the Lead Selling Agent may determine by giving 60 days’ prior written notice to the other parties to this Agreement, (ii) such date as the Trust may determine by giving 60 days’ prior written notice to the Lead Selling Agent or, without such notice, upon termination of the offering of the Units or dissolution of the Trust or (iii) by the Trust, without notice, upon breach by the Lead Selling Agent of, or non-compliance by the Lead Selling Agent with, any material term of this Agreement.

(c)	The termination of this Agreement for any reason set forth in Sections 10(b)(i) or 10(b)(ii) shall not affect:

(i)	the ongoing obligations of the Trust to pay selling commissions, ongoing compensation or installment selling commissions accrued prior to the termination hereof, or

(ii)
the indemnification obligations under Section 7 hereof. In the event this Agreement is terminated pursuant to Section 10(b)(iii), the Managing Owner may withhold accrued but unpaid selling commissions and ongoing compensation or installment selling commissions due the Lead Selling Agent until the Trust has been put in the same financial position as it would have been absent such breach or non-compliance.”

Section 12.  Notices and Authority to Act.

Section 12 is hereby deleted and replaced with the following:

“All communications hereunder shall be in writing and, if sent to the Lead Selling Agent, RJOFM, the Futures Broker or the Trust, shall be mailed, delivered, or sent via facsimile or e-mail, and confirmed to R.J. O’Brien Fund Management, LLC, 222 S. Riverside Plaza Suite 900, Chicago, Illinois 60606, Attention: Annette A. Cazenave; facsimile: (312) 373-4831; e-mail: acazenave@rjobrien.com; with a copy to Alston & Bird LLP, 90 Park Avenue, New York, New York 10016, Attention: Timothy P. Selby; facsimile: (212) 922-3894; e-mail: tim.selby@alston.com.”

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of June 29, 2010.

RJO GLOBAL TRUST

By: R.J. O’Brien Fund Management, LLC, its Managing Owner

By:	/s/ Annette A. Cazenave
Name: Annette A. Cazenave
Title: Executive Vice President

R.J. O’BRIEN SECURITIES, LLC

By:	/s/ Thomas J. Anderson
Name: Thomas J. Anderson
Title: Chief Financial Officer

R.J. O’BRIEN FUND MANAGEMENT, LLC

By:	/s/ Gerald Corcoran
Name: Gerald Corcoran
Title: Chief Executive Officer